FENIMORE ASSET MANAGEMENT TRUST

SHAREHOLDER ADMINISTRATIVE SERVICES PLAN

FOR INSTITUTIONAL SHARES

WHEREAS, Fenimore Asset Management Trust (the “Trust”) is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, the Trust desires to adopt a Shareholder Administrative Services Plan (the “Plan”) on behalf of the Institutional Shares of each its separate investment series listed in Appendix A as it may be amended from time to time (each, a “Fund” and, collectively, the “Funds”) in order to provide for the payment and/or reimbursement of certain types of non-distribution, shareholder-related administrative services provided to Institutional Class shareholders of the Funds; and

WHEREAS, Fenimore Asset Management, Inc. (the “Company”) serves as investment adviser to the Trust and arranges for various third party service organizations, including affiliates of the Company, to provide shareholder administrative services to Institutional Class shareholders of the Funds;

NOW THEREFORE, each Fund hereby adopts this Plan on behalf of the Institutional Shares of each of the Funds listed on Appendix A on the following terms and conditions:

1.               The Institutional Shares of each Fund listed on Appendix A will pay the Company, as set forth in paragraph 3, for providing, or for arranging for the provision of, non-distribution, shareholder-related administrative services provided by the Company, its affiliates or by third party intermediaries, including securities broker-dealers, banks, trust companies, insurance companies, financial advisers and other financial industry professionals (“Service Organizations”) on behalf of Institutional Class shareholders of the Funds (“Clients”), provided that such shareholder administrative services are not duplicative of the servicing otherwise provided on behalf of each of the Funds.

2.               Such services may include, but are not limited to, assisting the Funds in providing or arranging for the provision of: (i) sub-transfer agency services to Institutional Class shareholders of each of the Funds and assisting in establishing and maintaining shareholder accounts and records for Institutional Class shareholders; (ii) aggregating and processing purchase and redemption orders for Institutional Class shareholders; (iii) providing Institutional Class shareholders with statements showing their positions in the Funds; (iv) processing dividend payments for Institutional Class shareholders; (v) providing or arranging for the provision of sub-accounting services in connection with Institutional Shares of the Funds; (vi) forwarding shareholder communications, such as proxies, shareholder reports, dividend and tax notices, and updating prospectuses to Institutional Class shareholders of the Funds; (vii) receiving, tabulating and transmitting proxies executed by beneficial owners of Institutional Shares of the Funds; (viii) answering inquiries from Institutional Class shareholders of a general nature regarding the Funds; (ix) assisting Institutional Class shareholders in changing account options, account designations, and account addresses; (x) crediting distributions from the Funds to Institutional Class shareholder accounts; and (xi) providing such other non-distribution related shareholder administrative services as may be reasonably requested and which are deemed necessary and beneficial to Institutional Class shareholders of the Funds.

3.               Institutional Shares of the Funds listed on Appendix A shall pay or reimburse the Company, for the services provided, in accordance with the terms set forth on Appendix B, including reimbursement for the fees and expenses of any third party sub-transfer agent retained by the Company. Each Fund may make such payments monthly, and payments to the Company may exceed the amount expended by the Company during the month or the year to date. The payments shall be calculated monthly. In the event that payments to the Company during a fiscal year exceed the amounts expended (or accrued, in the case of payments to Service Organizations) during a fiscal year, the Company will promptly refund to the Funds any such excess amount. Payments to the Company may be discontinued, or the rate amended, at any time by the Board of Trustees of the Funds, in its sole discretion. The Company may make final and binding decisions as to all matters relating to payments to Service Organizations, including but not limited to (i) the identity of Service Organizations; and (ii) what shares, if any, are to be attributed to a particular Service Organization, to a different Service Organization or to no Service Organization.

4.               While this Plan is in effect, the Company shall report in writing at least quarterly to the Board of Trustees, and the Board shall review, the amounts expended under this Plan and the purposes for which such expenditures were made.

5.               This Plan shall be effective with respect to Institutional Shares of each of the Funds (and each Fund added to Appendix A from time to time): (i) on the date upon which it is approved for Institutional Class Shares by vote of the Board of Trustees of the Funds, including a majority of the Trustees who are not “interested persons” (as defined in the Act) of the Funds and who have no direct or indirect financial interest in the operation of this Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on the approval of the Plan for Institutional Shares; or (ii) on the date the Institutional Shares of a Fund commence operations, if such date is later.

6.               This Plan shall, unless terminated as hereinafter provided, continue in effect for one year from the date hereof, and from year to year thereafter only so long as such continuance is specifically approved at least annually with respect to Institutional Shares of a Fund, by the Board of Trustees including the Independent Trustees cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated or amended, with respect to Institutional Shares of a Fund, at any time by a vote of a majority of the Independent Trustees.

Effective as of January 1, 2016

FENIMORE ASSET MANAGEMENT TRUST

Appendix A

Funds

FAM Value Fund

FAM Equity-Income Fund

FAM Small Cap Fund

FENIMORE ASSET MANAGEMENT TRUST

Appendix B

Fees

Fund:	Maximum Shareholder Administrative Services Fee - Institutional Shares*
FAM Value Fund	0.15%
FAM Equity-Income Fund	0.15%
FAM Small Cap Fund	0.15%

* Measured as a percentage of the average daily net assets of the Institutional Shares of each respective Fund.